UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

MSC.SOFTWARE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

September 29, 2009

Dear Stockholder,

The following supplements our proxy statement in connection with the MSC.Software Corporation Special Meeting of Stockholders.

As you are aware, on July 7, 2009, we entered into a merger agreement under which MSC is to be acquired by a company controlled by Symphony Technology Group, a strategic private equity firm. On September 28, 2009, and in response to several proposals from third party equity firms to acquire MSC as more fully described in this supplement, the merger agreement with Symphony was amended such that, if the merger is completed, you, as a holder of MSC common stock, will be entitled to receive $8.40 in cash (an increase from $7.63 in the original July 7, 2009 Merger Agreement), without interest and less any applicable withholding taxes, for each share of MSC common stock owned by you at the consummation of the merger.

The special meeting of MSC.Software Corporation stockholders has been rescheduled to October 9, 2009, starting at 9 a.m. Pacific time, at the Four Seasons Hotel, 2050 University Avenue, East Palo Alto, CA 94303 to allow you adequate time to consider the amended proposal. The record date for the special meeting will remain at August 27, 2009.

We enclose a copy of a supplement to our proxy statement on Schedule 14A (which we have filed with the Securities and Exchange Commission and which is incorporated by reference in the proxy statement for this transaction). You should read the enclosed documents carefully and in connection with the original proxy statement (and any amendments or supplements thereto). To the extent that information in this supplement differs from or updates information contained in the original proxy statement, you should rely on the information contained in this supplement, which is more current. If you need another copy of the original proxy statement, please call our proxy solicitation agent, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500. Also enclosed is an updated proxy card, which reflects the October 9, 2009 meeting date. If you have previously submitted a proxy card and do not wish to change or withdraw your vote, no action need be taken. If you would like to change your vote, you may do so by executing and delivering the enclosed proxy card.

This supplemental information is being mailed on or about September 29, 2009 to holders of MSC common stock as of the close of business on August 27, 2009 who are entitled to notice of the meeting and to vote at the special meeting of the stockholders of MSC.

After careful consideration, our board of directors has unanimously determined (subject to the recusal of one director) that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of MSC and our stockholders and unanimously recommends (subject to the recusal of one director) that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock. Therefore, the failure of any stockholder to vote will have the same effect as a vote by that stockholder against the adoption of the merger agreement.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

/s/ John A. Mongelluzzo

John A. Mongelluzzo

Secretary

Santa Ana, California

The Special Meeting

The following supplements the discussion on page 18 of the proxy statement (the “Proxy Statement”) dated August 28, 2009 of MSC.Software Corporation that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders.

This proxy supplement is being furnished to MSC’s stockholders as part of the solicitation of proxies by the MSC board of directors for use at the special meeting of the stockholders of MSC to be held on Friday, October 9, 2009, starting at 9 a.m. Pacific time, at the Four Seasons Hotel, 2050 University Avenue, East Palo Alto, CA 94303, or at any adjournment or postponement thereof. The purpose of the special meeting is for MSC’s stockholders to consider and vote on adoption of the Agreement and Plan of Merger, dated as of July 7, 2009, among MSC, Maximus Holdings Inc. (“Parent”) and Maximus Inc. (“Merger Subsidiary”), as amended, and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. MSC’s stockholders must adopt the merger agreement, as amended, in order for the merger to occur. If MSC’s stockholders fail to adopt the merger agreement, the merger will not occur. You are urged to read the merger agreement and any amendments in their entirety.

Background of the Merger

The following supplements the discussion at page 29 of the Proxy Statement.

On September 8, 2009, the MSC board received an offer from Parties K and M to acquire all of MSC’s issued and outstanding shares at $8.00 per share in cash. The other terms of the proposed merger were substantially similar to those set forth in the merger agreement, except that Parties K and M proposed a termination fee (as defined in the Proxy Statement) of $15 million and a reverse termination fee (as defined in the Proxy Statement) of $30 million. After reviewing the proposed offer, the MSC board determined, after consultation with its outside legal counsel, Davis Polk & Wardwell LLP, and its financial advisor, J.P. Morgan Securities, Inc., that it constituted a Superior Proposal (as defined in the merger agreement) and provided notice to Symphony that MSC intended to terminate the merger agreement and enter into an agreement with Parties K and M upon the expiration of the five business day notice period required by the merger agreement.

On September 14, 2009, Symphony proposed an amendment to the merger agreement to increase the purchase price to $8.00 per share and to increase the termination fee to $15 million and the reverse termination fee to $20 million. Shortly thereafter, Parties K and M increased their proposed purchase price to $8.15 per share, reduced the termination fee to $7.5 million and increased the reverse termination fee to $33 million. After reviewing the revised proposal from Parties K and M in light of the revised Symphony proposal, the MSC board determined, after consultation with its outside legal counsel, Davis Polk & Wardwell LLP, and its financial advisor, J.P. Morgan Securities, Inc., that the revised proposal from Parties K and M constituted a Superior Proposal and provided notice to Symphony that it intended to terminate the merger agreement and enter into an agreement with Parties K and M upon the expiration of the five business day notice period required by the merger agreement.

On September 16, 2009, in response to the September 14, 2009 offer from Parties K and M, Symphony revised its proposal to increase the purchase price to $8.15 per share and to reduce the termination fee to $11.8 million. In light of this revised proposal, the MSC board determined, after consultation with its outside legal counsel, Davis Polk & Wardwell LLP, and its financial advisor, J.P. Morgan Securities, Inc., that the September 14, 2009 offer from Parties K and M no longer constituted a Superior Proposal.

On September 21, 2009, the MSC board received a revised proposal from Parties K and M to acquire all of MSC’s issued and outstanding shares at $8.30 per share in cash. Additionally, the proposal eliminated the reverse termination fee and required that upon failure of Parties K and M to consummate the transaction in breach of the definitive agreement, among other things, Parties K and M were required to specifically perform their obligations to consummate the merger. Upon review of the revised proposal from Parties K and M, the MSC board determined, after consultation with its outside legal counsel, Davis Polk & Wardwell LLP, and its financial advisor, J.P. Morgan Securities, Inc., that it constituted a Superior Proposal and provided notice to Symphony that it intended to terminate the merger agreement and enter into an agreement with Parties K and M upon the expiration of the five business day notice period required by the merger agreement.

On September 28, 2009, Symphony revised its proposed amendment to increase the price to $8.40 per share and to increase the termination fee to $13 million and the reverse termination fee to $40 million. Upon review of this proposal, the MSC board determined, after consultation with its outside legal counsel, Davis Polk & Wardwell LLP, and its financial advisor, J.P. Morgan Securities, Inc., that the September 21, 2009 offer from Parties K and M no longer constituted a Superior Proposal. On September 28, 2009, MSC, Parent and Merger Subsidiary entered into an amendment to the merger agreement reflecting Symphony’s revised proposal.

Interests of MSC’s Directors and Executive Officers in the Merger

The following supplements the discussion at page 41 of the Proxy Statement.

The increase to the per share purchase price set forth in the Amendment will result in an increase of the estimated aggregate value of the equity awards held by the executive officers and directors of MSC in a manner roughly proportionate to the per share increase to the purchase price.

Regulatory Approvals

The following supplements the discussion on page 45 of the Proxy Statement.

As required by the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), notification and report forms regarding the merger were filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission at the end of August. Early termination of the HSR waiting period was granted on September 4, 2009. Thus, from the perspective of compliance with the HSR Act, the parties are free to consummate the merger.

As required by the provisions of the German Act against Restraints on Competition (the “ARC”), a notification was filed with the German Federal Cartel Office at the end of August. Approval was obtained in Germany on September 10, 2009. Thus, from the perspective of compliance with the ARC, the parties are free to consummate the merger.

Litigation Related to the Merger

The following supplements the discussion on page 46 of the Proxy Statement.

As more fully described in the Proxy Statement, in July 2009, four substantially similar shareholder class action suits were filed by individual stockholders in the Superior Court of California in Orange County against MSC and its directors, styled as Erwin Burth v. Donald Glickman, et al., Case No. 30-2009-00282743, Shaun Kroeger v. Donald Glickman, et al., also naming Parent and Merger Subsidiary as defendants, Case No. 30-2009-00284475, Richard Caselli v. Donald Glickman, et al., Case No. 30-2009-00285360, and Dean Murzello v. MSC, et al., also naming Symphony, Elliott Management Company (“Elliott”) and Parent as defendants, Case No. 30-2009-00286068.

The complaints seek to enjoin the proposed acquisition of MSC by Parent, and allege claims for breach of fiduciary duty against the individual defendants and for aiding and abetting a breach of fiduciary duty against the corporate defendants. On or about August 7, 2009, the court entered an order that, among other things, consolidated all four cases into the Burth action. On or about September 3, 2009, plaintiffs filed a consolidated amended complaint against MSC and its directors, Symphony, Parent, Merger Subsidiary and Elliott that alleges claims for breach of fiduciary duty against the individual defendants and for aiding and abetting a breach of fiduciary duty against the corporate defendants. The amended complaint also asserts that the Proxy Statement contains a number of material misstatements and omissions.

As described in MSC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2009, on September 10, 2009, after extensive discovery had been taken, counsel for the parties in the lawsuit entered into a memorandum of understanding in which they agreed upon the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against all of the defendants, including MSC and its directors. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the court. The memorandum of understanding further provides that MSC will keep plaintiffs’ counsel reasonably informed of material developments in discussions concerning the acquisition of MSC.

The Merger Agreement

The following supplements the discussion on page 47 of the Proxy Statement.

On September 28, 2009, MSC entered into an amendment to merger agreement. Under the terms of the amendment, Parent agreed to increase the purchase price under the merger agreement from $7.63 to $8.40 per share in cash. MSC and Parent also agreed to increase the termination fee from $11.8 million to $13 million and the reverse termination fee from $16.8 million to $40 million.

Merger Financing

The following supplements the discussion at page 49 of the Proxy Statement.

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $400 million, which includes approximately $391 million to pay MSC’s stockholders, option holders and holders of restricted and performance stock units the amounts due to them under the merger agreement at the closing of the merger, with the remaining funds to be used to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions.

Equity and Senior Debt Financing

The following supplements the discussion at page 50 of the Proxy Statement.

In connection with the Amendment, affiliates of Symphony, STG III, L.P. and STG III-A, L.P. (the “STG Investors”), delivered an equity and debt commitment letter dated September 28, 2009, pursuant to which they have severally and not jointly agreed to contribute up to an aggregate of $137.51 million of cash to Parent in exchange for certain equity and debt securities of Parent. Elliott Associates, L.P. and Elliott International L.P. (the “Elliott Investors”) continue to be bound by the equity and debt commitment letters dated July 7, 2009.

Senior Debt Financing

The following supplements the discussion at page 50 of the Proxy Statement.

In connection with the Amendment, Wells Fargo Foothill, LLC and CapitalSource Bank provided an amended and restated senior debt commitment letter, dated as of September 28, 2009, to Symphony, pursuant to which Wells Fargo Foothill and CapitalSource, subject the terms and conditions therein, committed to provide a $65,000,000 senior secured credit facility, consisting of (i) a senior secured term loan facility of $50 million and (ii) a senior secured revolving credit facility of $15 million and otherwise on substantially the same terms as the facility provided for in their July 7, 2009 senior debt commitment letter.

Elliott Termination Fee Agreement

The following amends and restates the discussion at page 66 of the Proxy Statement.

Also in connection with the merger agreement, the Elliott Investors entered into an agreement dated July 7, 2009 with the STG Investors (the “Termination Fee Agreement”) pursuant to which, in the event that Parent is required to pay the reverse termination fee to MSC, the Elliott Investors will reimburse Parent an amount of cash equal to $8,232,000 of the reverse termination fee. If MSC is required to pay the termination fee to Parent, Parent will pay an affiliate of the Elliott Investors a portion of this fee.

Limited Guarantee

The following supplements the discussion at page 66 of the Proxy Statement.

The increase to the reverse termination fee set forth in the Amendment will result in an increase to the maximum liability of the STG Investors under the limited guarantee in a manner roughly proportionate to the increase to the reverse termination fee.

In addition, we provided the following supplemental disclosure in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2009.

Background of the Merger

The following disclosure supplements the discussion at pages 23 and 24 of the Proxy Statement concerning the parties contacted by MSC and J.P. Morgan for purposes of engaging in a potential transaction.

The MSC board’s principal criteria in identifying potential bidders was based on parties who the MSC board believed may be willing to pay the highest possible value for MSC with the greatest certainty of closing, while minimizing disruption to MSC and its operations, employees and customers. At the direction of the MSC board, J.P. Morgan initially focused on soliciting a number of “strategic” potential bidders, or publicly traded corporations within the software industry, and ultimately was also approached by a number of “financial” potential bidders, or private equity firms. As part of this process, J.P. Morgan approached Parties B, C, D, E, F, G, H and I, each a publicly traded corporation, and was approached by Symphony and Parties A, J, K, L and M, each a private equity firm.

Each of Parties B, E, F and G declined to engage in diligence of non-public information regarding MSC or to engage in substantive discussions regarding a potential transaction. Each of Parties A, C, D, H and I were provided with non-public information regarding MSC after entering into non-disclosure and confidentiality agreements with MSC containing stand-still provisions. Although such Parties engaged in due diligence and discussions of potential transactions with MSC, no proposals to acquire MSC arose out of such discussions. Discussions with such parties also did not result in any indication regarding a preference in the form of consideration to be offered to MSC stockholders in the event of a transaction.

Each of Parties A, J, K, L and M were also provided with non-public information regarding MSC after entering into non-disclosure and confidentiality agreements with MSC containing stand-still provisions. Discussions with such parties were based on cash as the form of consideration to be offered to MSC stockholders, whereby following the consummation of any such transaction, MSC would be a privately held corporation.

The following disclosure supplements the discussion at page 24 of the Proxy Statement concerning Party A’s request for exclusivity.

The Special Committee’s determination to decline Party A’s request for exclusivity after it had made a non-binding proposal to acquire MSC for $9.50 in cash was based on a number of factors, including the fact that

Party A’s proposal was not a firm proposal and its belief that a higher value transaction would result from having the ability to respond to proposals from more than one party, particularly given that MSC was at that time engaged with other third parties regarding a potential transaction.

The following disclosure supplements the discussion at page 24 of the Proxy Statement concerning MSC entering into a non-disclosure and confidentiality agreement with Elliott on February 2, 2009.

As discussed in the definitive proxy statement dated August 28, 2009, during August 2008, MSC and Elliott were initially unable to agree to the terms of stand-still provisions, among other things. In February 2009, they were able to come to an agreement. At such time, MSC had substantially concluded its process of soliciting interest from potential bidders and MSC had no outstanding proposals for a sale transaction. As such, the MSC board believed that there was little likelihood that Elliott could disrupt MSC’s sale process. Accordingly, the MSC board felt that entering into a non-disclosure and confidentiality agreement with Elliott that included a standstill that would expire on June 30, 2009 would allow MSC to inform Elliott as to the extensive nature of the sale process run by MSC and ensure that Elliot understood that the MSC board had considered the available strategic options for MSC.

The following disclosure supplements the discussion at page 24 of the Proxy Statement concerning MSC’s determination to renew its stockholder rights plan.

On October 6, 2008, the MSC board authorized the Company to enter into a stockholder rights agreement with Mellon Investor Services LLC as rights agent. MSC’s then-current stockholder rights plan was due to expire on October 16, 2008. In light of this pending expiration and Elliott’s continued accumulation of shares of MSC common stock, the MSC board felt it was advisable and in the best interests of the MSC stockholders to enter into a new stockholder rights agreement to protect the Company in the event of a coercive or inadequate takeover attempt by Elliott or another party and to permit the MSC board the opportunity to initiate and pursue a process designed to maximize value for MSC stockholders.

The following disclosure supplements the discussion at page 24 of the Proxy Statement concerning Party K’s indication of interest.

At the time MSC received Party K’s indication of interest on November 28, 2008, Party K did not indicate a potential transaction price but specified that they were highly interested in MSC and were planning to move quickly.

The following disclosure supplements the discussion at page 25 of the Proxy Statement concerning MSC entering into an exclusivity period with Party K on March 19, 2009.

At the time MSC entered into the exclusivity arrangement, outside of Party K’s proposal, MSC had no other outstanding proposals for a transaction, and had no reason to believe others would be forthcoming giving the extensive nature of the process to that time. Furthermore, the MSC board of directors felt that providing exclusivity to Party K would encourage it to make a binding proposal to acquire MSC and, given the relatively short time of exclusivity (approximately one month), would not materially reduce the ability of other third parties to make proposals to acquire MSC.

The following disclosure supplements the discussion at page 26 of the Proxy Statement concerning Elliott’s involvement with Symphony.

On or about June 5, 2009, when Symphony submitted its non-binding proposal, the MSC board first became aware that Elliott would be providing a portion of the equity and debt financing for Symphony’s proposed acquisition.

Opinion of MSC’s Financial Advisor

The following disclosure supplements the discussion at page 36 of the Proxy Statement concerning J.P. Morgan’s Publicly Trading Peer Multiples Analysis.

Please find below the multiples for (1) EV/CY09 Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) and (2) cash adjusted market value/CY09 cash adjusted net income observed for each company in the Publicly Trading Peer Multiples Analysis.

Peer Company	EV/CY09 EBITDA	Cash adjusted market value/CY09 cash adjusted net income
Ansys, Inc.	10.9x	18.0x
Autodesk, Inc.	11.5x	21.5x
Aveva Group plc	7.7x	11.4x
Dassault Systèmes S.A.	8.2x	12.6x
IDS Scheer AG	8.0x	14.0x
i2 Technologies, Inc.	6.4x	8.4x
iPass Inc.	4.6x	nm
Keynote Systems, Inc.	16.3x	nm
Parametric Technology Corporation	7.3x	11.4x
QAD Inc.	10.6x	nm

The following disclosure supplements the discussion at page 37 of the Proxy Statement concerning the discounted cash flow analysis performed by J.P. Morgan.

At management’s direction, J.P. Morgan performed its discounted cash flow analysis based on three different cases of minimum cash and cash equivalents balances required to operate the business. The three cases assumed: (1) no minimum operating cash and cash equivalents required; (2) $35 million minimum operating cash and cash equivalents required; and (3) $80 million minimum operating cash and cash equivalents required. The first case, no minimum cash and cash equivalents required, was used as a baseline case; the second case, $35 million minimum cash and cash equivalents required, was based on the minimum in cash and cash equivalents that the bids received from Party K and Symphony required MSC to have on hand at the closing of the proposed merger; and the third case, $80 million minimum cash and cash equivalents required, was based on MSC management’s estimate that $80 million is the minimum cash and cash equivalents balance required to operate the business.

The following disclosure supplements the discussion at pages 39 and 40 of the Proxy Statement concerning Financial Projections.

In connection with the MSC board of directors’ consideration and evaluation of the terms of the proposed merger and the preparation by J.P. Morgan of its financial analyses, MSC management provided the MSC board of directors and J.P. Morgan with non-public financial projections for the fiscal years ending 2009 through 2013 (which we refer to as the MSC projections). The MSC projections do not give effect to the merger. MSC has included the material MSC projections in this proxy statement to provide its stockholders access to certain nonpublic information for purposes of considering and evaluating the proposed merger. The inclusion of this information should not be regarded as an indication that any of J.P. Morgan, Symphony, Parent or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to MSC’s business, many of which are beyond MSC’s control. Some of these factors are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (see the section entitled “Cautionary Statement Concerning Forward-Looking Information” on page 16 of the proxy statement and other risk factors as disclosed in MSC’s filings with the SEC which are incorporated by reference into the proxy statement). These projections were, in general, prepared solely for internal use and are subjective in many respects; they are susceptible to interpretations and periodic revision based on actual experience and business developments. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither MSC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Deloitte & Touche LLP reports incorporated by reference in this proxy statement relate to MSC’s historical financial information. They do not extend to the projected financial information and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

5 Yr Plan Summary

$ millions	Projected
Revenue	2009	2010	2011	2012	2013
			(in millions) (unaudited)
Revenue	$218.8	$228.8	$241.0	$251.1	$264.7
Cost of Goods Sold	$41.8	$44.0	$44.8	$44.3	$45.2
Gross Margin	$176.9	$184.8	$196.2	$206.8	$219.5
Operating Expense	$165.9	$174.6	$182.0	$183.8	$185.3
Operating Income	$11.1	$10.2	$14.2	$23.0	$34.2
EBITDA	$32.8	$32.2	$36.1	$42.1	$51.2

Readers of this supplement to the proxy statement are cautioned not to place undue reliance on the projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, MSC does not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Interests of MSC’s Directors and Executive Officers in the Merger

The following disclosure supplements the discussion at page 41 of the Proxy Statement concerning employment arrangements of MSC personnel following the consummation of the merger.

MSC is not aware of any agreement or understanding, whether explicit or implicit, between Symphony and any MSC director, officer or employee related to any changes in the terms of employment of MSC directors, officers or employees following the consummation of the transaction.

Important Information For Investors And Stockholders

MSC.Software Corporation has filed a proxy statement with the SEC in connection with the merger relating to the Symphony Agreement. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by MSC.Software Corporation are available free of charge by contacting Investor Relations by telephone at (714) 444-8551, or by mail at MSC.Software Corporation, Investor Relations, 2 MacArthur Place, Santa Ana, CA 92707 USA, or by going to MSC.Software Corporation’s Investor Relations page on its corporate web site at http://ir.mscsoftware.com/.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

MSC.Software Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MSC.Software Corporation in connection with the merger relating to the Symphony Agreement. Information regarding the interests of these directors and executive officers in the transaction described herein is set forth the proxy statement described above. Additional information regarding these directors and executive officers is also included in MSC.Software Corporation’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from MSC.Software Corporation by contacting Investor Relations by telephone at (714) 444-8551, or by mail at MSC.Software Corporation, Investor Relations, 2 MacArthur Place, Santa Ana, CA 92707 USA, or by going to MSC.Software Corporation’s Investor Relations page on its corporate web site at http://ir.mscsoftware.com/.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed merger relating to the Symphony Agreement, the management of the company and the company’s expectations, beliefs and intentions. All forward-looking statements included in this document are based on information available to MSC.Software Corporation on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither MSC.Software Corporation nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond MSC.Software Corporation’s control. These factors include: failure to obtain stockholder approval of the proposed merger relating to the Symphony Agreement; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction relating to the Symphony Agreement for other reasons; changes in laws or regulations; and changes in general economic conditions. MSC undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to MSC.Software Corporation’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on October 8, 2009.

INTERNET

http://www.proxyvoting.com/mscs

WO# 60034

MSC.SOFTWARE

CORPORATION

FOLD AND DETACH HERE

Use the Internet to vote your proxy. Have

your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your

proxy. Have your proxy card in hand when

you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card

and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1. A proposal to adopt the Agreement and Plan of Merger, dated as of July 7, 2009, by and among MSC.Software

Corporation, a Delaware corporation, Maximus Holdings Inc., a Delaware corporation, and Maximus Inc., a Delaware corporation, as it may be amended from time to time, pursuant to which MSC.Software Corporation will be acquired by

Maximus Holdings Inc.

2. A proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the

Agreement and the Plan of Merger.

Please mark your votes as

indicated in this example

FOR AGAINST ABSTAIN

X

By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Special Meeting.

Will Attend Meeting YES

Mark Here for

Address Change

or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your MSC.Software Corporation account online.

Access your MSC.Software Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for MSC.Software Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on October 9, 2009

The Proxy Statement for the Special Meeting of Stockholders is available at:

http://bnymellon.mobular.net/bnymellon/mscs

For information on how to obtain directions to attend the special meeting and vote in person, please contact the Secretary of the Company.

FOLD AND DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MSC.SOFTWARE CORPORATION

The undersigned hereby appoints John A. Mongelluzzo and Douglas W. Campbell and each of them, with power to act without the other and with full power of substitution and resubstitution, as proxies and attorneys-in-fact of the undersigned, and hereby authorizes them to represent and vote, as provided on the reverse side of this proxy, all the shares of MSC.Software Corporation Common Stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of MSC.Software Corporation to be held on October 9, 2009 or at any adjournment or postponement thereof (the “Special Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Special Meeting, with all powers which the undersigned would possess if present at the Special Meeting.

IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE MSC.SOFTWARE CORPORATION BOARD OF DIRECTORS ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT IN ACCORDANCE WITH THOSE INSTRUCTIONS.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# 60034